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                                                                   EXHIBIT 99.11

        [CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

       [Letterhead of Merrill Lynch, Pierce, Fenner & Smith Incorporated]


The Board of Directors
Comcast Corporation
1500 Market Street
Philadelphia, PA  19102-2148

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter to the Board of Directors of Comcast Corporation ("Comcast"), dated December 19, 2001, as Annex I to the Joint Proxy Statement/Prospectus of Comcast and AT&T Corp. relating to the proposed merger transaction involving Comcast and the AT&T Broadband Group and to references to our firm and such opinion letter in the Joint Proxy Statement/Prospectus under the captions "Summary - THE AT&T COMCAST TRANSACTION -- Opinions of Financial Advisors - Opinions of Comcast's Financial Advisors", "THE AT&T COMCAST TRANSACTION - Background of the AT&T Comcast Transaction", "THE AT&T COMCAST TRANSACTION - Comcast's Reasons for the Comcast Merger" and "OPINIONS OF FINANCIAL ADVISORS - OPINIONS OF COMCAST'S FINANCIAL ADVISORS". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are an expert with respect to any part of the Registration Statement on Form S-4 of AT&T Comcast Corporation in which the Joint Proxy Statement/Prospectus is included, within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

February 11, 2002